Exhibit 99.1

DALLAS, September 15, 2026

AT&T Becomes the First and Only Carrier to Offer Free Access to Virtual Healthcare Powered by LifeMD

Through an exclusive collaboration with LifeMD, eligible AT&T wireless and fiber customers receive a complimentary LifeMD membership, a $228 annual value, with on-demand access to a nationwide virtual care and pharmacy platform.

Key Takeaways:

●	More than 100 million eligible AT&T wireless and fiber customers will receive complimentary access to LifeMD’s virtual care and pharmacy platform.

●	The $19-per-month LifeMD membership fee will be fully waived, a value of $228 per year.

●	Members can connect with providers for everyday health needs and prescriptions, with many medications shipped directly from LifeMD’s pharmacy.

●	The benefit is available through AT&T’s &More program, which allows members to unlock savings and special offers.

What’s the News: AT&T is delivering more value to eligible wireless and fiber customers through an exclusive collaboration with LifeMD, a leading virtual care and pharmacy services provider. Eligible customers receive a complimentary LifeMD membership, connecting them to a nationwide virtual care and pharmacy platform that offers convenient access to healthcare from virtually anywhere.

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LIFETIME MEMBERSHIP

The complete LifeMD® platform. All connected.

AT&T customers receive every part of the LifeMD experience with the $19/mo platform fee waived.

	AT&T Customers Included	Standard Membership Retail
Monthly platform fee	$0/mo	$19/mo
24/7 urgent and primary care video visits	✓	✓
Same-day prescriptions and refills when appropriate	✓	✓
Specialty offerings for weight loss, hormone and sexual health, and dermatology	✓	✓
Discounted at-home lab testing and supplement routines	✓	✓
Annual savings	$228+	—

Savings compared to standard retail pricing. Offer available to eligible AT&T customers.

Why it Matters: More people are turning to virtual care to get the healthcare they need. A recent study revealed 82% of patients said telemedicine helps them stay on track with their health, while 78% said it makes healthcare easier to access. Through LifeMD, AT&T is helping remove barriers to care and medication access, giving customers a simpler way to manage their health.

Quotable: “AT&T connects customers to the things that matter most, and healthcare is one of them. As virtual care becomes an increasingly important option, this offer gives eligible customers a simpler, more accessible way to manage their well-being,” said Jenifer Robertson, executive vice president & GM, AT&T Consumer. “Together with LifeMD, we’re using connectivity to expand access to care and help more people get support when and where they need it.”

“AT&T connects tens of millions of households across the country, and together we’re making something new available to them: a complete virtual care and pharmacy experience,” said Justin Schreiber, Chairman and CEO of LifeMD. “This is a landmark moment for LifeMD and, more importantly, for the millions of Americans who have been priced out of convenient, high-quality healthcare. Members can reach a state-licensed provider from their phone at their convenience and get care for a wide range of everyday health needs. We’ve built the healthcare platform today’s consumer wants, and this collaboration puts it in front of one of the largest customer bases in America.”

More Details: Eligible customers must enroll to receive a complimentary LifeMD membership, helping put convenient care within reach without a monthly fee. Once enrolled, customers can choose the care that meets their needs and pay only for the visits, prescriptions, or services they use.

29 million AT&T customers in 11 states will be the first to receive this new benefit, with additional markets joining in January 2027 as it expands nationwide. Customers can learn more and enroll through the AT&T website or the AT&T mobile app.

Frequently Asked Questions:

●	Q: Who is eligible* for the LifeMD benefit?

○	All current AT&T wireless and fiber customers are eligible for complimentary access to LifeMD’s virtual care and pharmacy platform. The benefit will initially be available in select states (AZ, FL, NC, IL, MD, NM, IA, TX, NY, CA, and MI), with expansion to additional states planned for January 2027.

*Not all offerings are available in all states. Customers must be 18 or older. Some offerings may have additional eligibility restrictions.

●	Q: What does “complimentary access” include?

○	AT&T customers receive LifeMD membership at no cost, with the $19 monthly membership fee fully waived. Members pay only for the care they need, with visits starting at $29 for message-based care, $49 for urgent and primary care video visits with state-licensed providers, and $79 for specialty care. For visits and prescriptions, customers can choose to use insurance, Medicare, or discounted cash-pay rates. AT&T customers will have access to LifeMD’s nationwide virtual care and pharmacy platform, including:

■	Virtual primary care and 24/7 urgent care, with same-day prescriptions for common conditions like infections, allergies, and asthma
■	Ongoing medications for chronic conditions such as high blood pressure and high cholesterol
■	Weight management, including GLP-1 medications
■	Women’s health, including perimenopause and menopause care and hormone replacement therapy
■	Men’s health, including testosterone and sexual health treatment
■	Prescription dermatology, hormone health, sleep, and laboratory services
■	Same-day prescriptions and refills, when clinically appropriate, with many medications shipped directly from LifeMD’s pharmacy and others sent to the member’s local pharmacy

●	Q: How do customers sign up for the benefit?

○	Customers can learn more about the benefit and enroll through the AT&T website, mobile app, and other digital channels. Once enrolled, they can use the LifeMD platform to connect with state-licensed providers, fill and manage prescriptions through LifeMD’s pharmacy, and access a range of virtual care services.

1 Limited time offer. Only monthly fee waived; costs of care, visits, and prescriptions not included. Not available in all states. Customers must be 18 or older. Additional restrictions and requirements may apply. See here for more details, terms, and conditions.

About AT&T

We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 150 years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

About LifeMD

LifeMD® (Nasdaq: LFMD) is a leading virtual care company making high-quality healthcare more accessible, convenient, and affordable. Through its vertically integrated platform, LifeMD connects patients with a 50-state affiliated medical group, laboratory services, a state-of-the-art nationwide pharmacy with home delivery, and a U.S.-based patient care center. Together, these capabilities support care across more than 200 conditions, including primary care, men’s and women’s health, weight management, and hormone therapy. For more information, please visit LifeMD.com.